UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2011

SeaBright Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34204 (Commission File Number)	56-2393241 (IRS Employer Identification No.)

1501 4th Avenue, Suite 2600
Seattle, Washington  98101
(Address of Principal executive offices, including  Zip Code)

206-269-8500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On December 23, 2011, SeaBright Holdings, Inc. (the “Company”) entered into an agreement (the “Agreement”) with Oliver Press Partners, LLC and certain of its affiliates  (collectively, the “Investors”) to expand the Company’s board of directors (the “Board”) from six to seven and elect Clifford Press as a director to fill the resulting vacancy.

Pursuant to the terms of the Agreement, Mr. Press was elected to the Board on December 23, 2011 for a term expiring at the 2012 annual meeting of stockholders (the “2012 Annual Meeting”) and was appointed to the compensation committee of the Board.  The Company has also agreed to nominate Mr. Press for election to the Board at the 2012 Annual Meeting as part of the Company’s slate of nominees for director.

The Investors have agreed to vote their shares in favor of the Board’s slate of nominees for the 2012 Annual Meeting, as well as at any other meeting of the stockholders occurring during the Standstill Period (as defined below), and against any stockholder nominations for director which are not approved and recommended by the Board.

The Agreement provides for a Standstill Period during which the Investors are restricted from taking certain actions with respect to the Company, including, among other things: submitting proposals (including non-binding proposals) to the Company’s stockholders; nominating any person to serve as a director of the Company, opposing the slate of nominees the Company may propose or otherwise soliciting proxies or consents; seeking to call a special meeting of stockholders of the Company; proposing certain actions with respect to acquisitions, tender or exchange offers, business combinations, recapitalizations or other extraordinary activities with respect to the Company; making any demand to inspect the books and records of the Company, including through any statutory right; publicly seeking to amend any provision of the Agreement; or entering into any discussions, negotiations, arrangements or understandings with, or encouraging, third parties to take any action with respect to any of the forgoing. The Standstill Period began on December 23, 2011 and ends on the earlier of: (i) the date on which the 2014 annual meeting of stockholders concludes without adjournment, (ii) the date of the 2012 Annual Meeting or the 2013 annual meeting of stockholders (the “2013 Annual Meeting”) if Mr. Press (or the applicable replacement nominee) is not elected to the Board at the 2012 Annual Meeting or the 2013 Annual Meeting and (iii) the date on which the Company has materially breached the Agreement and has failed to cure after 15 days’ written notice.  The Agreement may terminate earlier if certain other events occur, including, if the nominating and corporate governance committee of the Board does not deliver to the Investors a written commitment to include Mr. Press (or the applicable replacement nominee) as part of the Company’s slate of nominees for director for the 2013 Annual Meeting or the 2014 Annual Meeting within the time periods specified in the Agreement, if Mr. Press (or the applicable replacement nominee) resigns, if Mr. Press (or the applicable replacement nominee) is not included as part of the Company’s slate of nominees for director for the 2013 Annual Meeting or the 2014 Annual Meeting or if Mr. Press is unable to serve as a director of the Company as a result of death or incapacity and the Company and the Investors fail to agree on a replacement within the time period specified in the Agreement. In addition, during the Standstill Period, each of the parties to the Agreement agreed to customary non-disparagement and confidentiality provisions.

The foregoing description of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated into this Item 1.01 by reference. A copy of the press release issued by the Company relating to the Agreement is included as Exhibit 99.1 to this report.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth above in Item 1.01 is incorporated into this Item 5.02 by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)      Exhibits

Exhibit Number	Exhibit Description
10.1	Agreement, dated as of December 23, 2011, among SeaBright Holdings, Inc, Oliver Press Partners, LLC and certain of its affiliates party thereto.
99.1	Press Release dated December 28, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEABRIGHT HOLDINGS, INC.

By:	/s/ John G. Pasqualetto
John G. Pasqualetto
Chairman, President and Chief Executive Officer

Date: December 28, 2011

EXHIBIT INDEX

Exhibit Number	Exhibit Description
10.1	Agreement, dated as of December 23, 2011, among SeaBright Holdings, Inc, Oliver Press Partners, LLC and certain of its affiliates party thereto.
99.1	Press Release dated December 28, 2011.